UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of the earliest event reported) March 14, 2005

SRI/SURGICAL EXPRESS, INC.

(Exact Name of Registrant as specified in its Charter)

Florida	000-20997	59-3252632
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12425 Racetrack Road

Tampa, Florida 33626

(Address of Principal Executive Offices)

(813) 891-9550

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On March 21, 2005, SRI/Surgical Express, Inc. issued a press release announcing its results of operations for the quarter and year ended December 31, 2004. A copy of this press release is attached as Exhibit 99.1 to this Form 8-K.

The information furnished herein, including Exhibit 99.1, is not deemed to be “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section. This information will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that the registrant specifically incorporates them by reference.

Item 2.06 Material Impairments

The Company’s net loss for its fourth quarter includes a non-cash charge of $5.1 million (net of tax) or $0.82 per share from impairment of its goodwill from previous acquisitions. In preparing its financial statements, the Company annually tests its goodwill for impairment in accordance with Financial Accounting Standards Board Statement 142 (“Goodwill and Other Intangible Assets”). On March 18, 2005, the Company’s management concluded that the Company record a non-cash impairment charge related to the carrying value of its goodwill for its fourth quarter and year ended December 31, 2004. The Company made this determination as a result of an analysis of the Company’s market value, historical and projected cash flows, and comparative market data by an independent valuation firm. The charge will not result in future cash expenditures or affect the Company’s compliance with its financial covenants with its lenders.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Gregory B. Reeves, the Company’s Vice President of Finance and Controller, was appointed by the Board of Directors to be acting principal financial officer of the Company, effective as of March 14, 2005. The Company expects that Mr. Reeves will serve in this capacity until it engages a new Chief Financial Officer to replace its former CFO, who resigned earlier this year.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

99.1	Press Release dated March 21, 2005

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

SRI/SURGICAL EXPRESS, INC.
(Registrant)

Dated: March 21, 2005	By:	/s/ Christopher Carlton
Christopher Carlton
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated March 21, 2005